Exhibit 10.13

SECOND ALLONGE AND MODIFICATION TO MASTER

LOAN AGREEMENT AND OTHER LOAN DOCUMENTS

THIS SECOND ALLONGE AND MODIFICATION TO MASTER LOAN AGREEMENT AND OTHER LOAN DOCUMENTS, dated as of the 25th day of October, 2002 (this “Agreement”), by and between PARKER & LANCASTER CORPORATION, a Virginia corporation, and PARKER LANCASTER & ORLEANS, INC., a Delaware corporation (together, the “Borrowers”), and BANK OF AMERICA, N.A., a national banking association (the “Noteholder”).

W I T N E S S E T H:

WHEREAS, the Noteholder is the holder of a Promissory Note (Revolving Line of Credit) dated March 9, 2000 (the “Note”), in the principal amount not to exceed at any time outstanding Seventeen Million Five Hundred Thousand Dollars ($17,500,000), made by Parker & Lancaster Corporation and payable to the order of the Noteholder; and

WHEREAS, the Note evidences a revolving line of credit loan (the “Loan”) made by the Noteholder to Parker & Lancaster Corporation pursuant to (a) a Master Loan Agreement dated March 9, 2000 (the “Loan Agreement”) between the Parker & Lancaster Corporation and the Noteholder and (b) the other Loan Documents (as defined in the Loan Agreement); and

WHEREAS, Parker Lancaster & Orleans, Inc. became a co-borrower, jointly and severally, with Parker & Lancaster Corporation under the Loan, the Note, the Loan Agreement and the other Loan Documents pursuant to an Additional Borrower Joinder Supplement and Loan Document Modification Agreement dated March 9, 2001 (the “Joinder Agreement”) among Parker & Lancaster Corporation, Parker Lancaster & Orleans, Inc., the Noteholder and Orleans

Homebuilders, Inc., as guarantor (the “Guarantor”) (the defined terms Note, Loan Agreement and Loan Documents shall hereinafter refer to those documents, as modified by the Joinder Agreement); and

WHEREAS, pursuant to that certain First Allonge and Modification to Master Loan Agreement and Other Loan Documents dated May 30, 2001, the Borrowers and the Noteholder agreed to (a) increase the maximum principal amount of the aggregate commitments that can be outstanding at any time under the Loan from $17,500,000 to $25,000,000, (b) increase the maximum principal amount of the Loan that can be outstanding at any time from $17,500,000 to $25,000,000 and (c) modify and amend certain other terms and conditions of the Loan;

WHEREAS, pursuant to that certain letter from the Noteholder to the Borrower dated January 4, 2002, the Noteholder agreed to amend Section 2.4(c) of the Loan Agreement to increase the limit on the aggregate amount of Loan proceeds advanced at any one time for inventory Lots from $4,500,000 to $5,500,000;

WHEREAS, the Borrowers have requested that the Noteholder (a) increase the maximum principal amount of the aggregate commitments that can be outstanding at any time under the Loan from $25,000,000 to $30,000,000, (b) increase the maximum principal amount of the Loan that can be outstanding at any time from $25,000,000 to $30,000,000 and (c) modify and amend certain other terms and conditions of the Loan; and

WHEREAS, the Noteholder has agreed to grant such requests, and this Agreement will effect such increase and modification of the Note, the Loan Agreement and certain other Loan Documents;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, and the mutual promises made herein, the parties agree as follows:

1.             Incorporation of Recitals; Defined Terms.  The Recitals to this Agreement are hereby incorporated by reference.  Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.             Increase in Maximum Principal Amount of Loan; Change in Interest Rate; Extension of Maturity Date; Commitment Fee.  The Borrowers and the Noteholder hereby amend the Note to substitute therein Thirty Million Dollars ($30,000,000) as the maximum principal amount of the Loan in the place and stead of $25,000,000 in each instance where such amount appears.  The Borrowers and the Noteholder hereby amend the Note to provide that the outstanding principal balance of the Loan shall bear interest at the Eurodollar Rate (as defined in the Note, as amended), plus 2.25 percent, per annum (the “Rate”).  The Rate shall be effective on November 1, 2002 and adjusted on the first business day of every month thereafter (each such date the “Adjustment Date”) and remain fixed from one Adjustment Date until the next Adjustment Date.  The Borrowers and Noteholder hereby amend the Note to provide that the Maturity Date shall be extended from December 31, 2002 to December 31, 2003.  The Borrowers hereby agree to pay to the Noteholder a non-refundable commitment fee of $37,500 in connection with this Agreement, which fee shall be considered earned in full as of the date of this Agreement but which fee shall be payable in monthly installments of $4,687.50 each, beginning on November 1, 2002 and continuing on the first day of each month until the commitment fee is paid in full; provided, however, that any remaining unpaid portion of the commitment fee shall be due and payable in full on the Noteholder’s demand therefor upon the occurrence of a Default or termination of the credit facility evidenced by the Loan Agreement.  The payment terms for interest and principal shall continue as presently stated in the Note.  In confirmation of the foregoing, the Borrowers, jointly and severally, promise to pay to the order of the Noteholder, on the terms and conditions set forth in the Note, as such terms are modified and amended herein, the principal amount of up to $30,000,000 (hereby confirming that the principal amount of the Note shall not at any time outstanding exceed such amount), or so much thereof as may be outstanding from time to time, together with interest as provided in the Note; provided, however, that the entire principal balance of the Note then unpaid, all interest then unpaid and all other amounts then owing under any Loan Document, shall be finally due and payable on December 31, 2003.

3.             Modification of Loan Agreement.  The Borrowers and the Noteholder hereby amend the Loan Agreement (a) to change the maximum principal amount of the Loan that may be outstanding at any time (and the aggregate commitments that may be outstanding under the Loan at any time) stated therein from $25,000,000 to $30,000,000; (b) to modify Section 2.4(c) thereof to change $5,500,000 to $6,600,000 (limit on aggregate Loan proceeds advanced at any one time for inventory Lots); (c) to modify Section 2.4(d) thereof to (i) eliminate all limitations provided for therein with respect to the ratio of Spec Units and Model Units to

Contract Units, (ii) to change the maximum number of Spec Units that may be financed with Loan proceeds at any time from 65 to 78 and (iii) to change the maximum total number of Spec Units and Model Units that may be financed with Loan proceeds at any time from 65 to 78; (d) to delete Section 2.4(e) thereof to eliminate all limitations provided for therein, including, without limitation, limitations with respect to Lots, Spec Units, Model Units, Contract Units and the ratio of Spec Units and Model Units to Contract Units; and (e) to eliminate all limitations provided for therein with respect to Lots, Spec Units, Model Units and Contract Units in specific subdivisions, including, without limitation, the subdivisions of Hampton Park, River’s Bend and Shannamara; provided, however, that the Noteholder continues to reserve the right to establish and approve sub-limits on (i) the maximum number of Spec Units and Model Units being financed with Loan proceeds in any one subdivision or any one subsection within a Planned Unit Development and (ii) the maximum amount of Loan proceeds that may be disbursed for the purchase of Lots or the maximum number of Lots that may be purchased in any one subdivision or any one subsection within a Planned Unit Development (approval of such sub-limits may be confirmed in writing by separate letters from the Noteholder).  Notwithstanding the foregoing or anything else in the Loan Agreement or the other Loan Documents to the contrary, the Noteholder shall not be obligated to issue any new commitment or make any first advance of the proceeds of the Loan for any Unit or Lot after December 31, 2002 (the “Loan Period Termination Date”), as the Noteholder may from time to time extend the Loan Period Termination Date in its sole discretion, and all principal, interest and other amounts outstanding under the Note and the other Loan Documents which were not previously due and payable shall be due and payable in full on the Maturity Date, as the Noteholder may from time to time extend the Maturity Date in its sole discretion.  The Loan shall continue to be governed by the terms and conditions of the Loan Agreement (as modified herein), and the proceeds of the Loan shall be advanced in accordance with and subject to the conditions, requirements and procedures set forth in the Loan Agreement (as modified herein).

4.             The Borrowers’ Representations and Warranties.  The Borrowers hereby reaffirm all of the representations and warranties set forth in the Note, the Loan Agreement and the other Loan Documents, which shall be modified to the extent hereinafter set forth, and further represent and warrant that (a) the Borrowers are the sole legal and beneficial owners of the Land, Lots and Units (as each such term is defined in the Loan Agreement), (b) the execution and delivery of this Agreement do not contravene, result in a breach of, or constitute a default under, any deed of trust, loan agreement, indenture or other contract or agreement to which the Borrowers are a party or by which the Borrowers or any of their properties may be bound (nor would such execution and delivery constitute such a default with the passage of time or the giving of notice or both), and do not violate or contravene any law, order, decree, rule, regulation or restriction to which the Borrowers or the Land, Lots and Units are subject, (c) this Agreement and the other documents which the Noteholder has required in connection herewith constitute the legal, valid and binding obligations of the Borrowers and the parties thereto other than the Noteholder, enforceable in accordance with their terms, (d) the execution and delivery of, and performance under, this Agreement and the other documents which the Noteholder has required in connection herewith are within the Borrowers’ power and authority without the joinder or consent of any other party and have been duly authorized by all requisite action, and are not in contravention of any law or of the Borrowers’ articles of incorporation or by-laws or of any indenture, agreement or undertaking to which the Borrowers are a party or by which they are bound, (e) there exists no Default under the Note, the Loan Agreement or any other Loan Document, (f) the Borrowers have no offsets, claims or defenses with respect to the Loan, and (g)  the Borrowers are duly organized Virginia and Delaware corporations, respectively, in good standing under Virginia law and, in the case of Parker Lancaster & Orleans, Inc., Delaware law.  The Borrowers further represent and warrant that there is no suit, judicial or administrative action, claim, investigation, inquiry, proceeding or demand pending (or, to the Borrowers’ knowledge, threatened) (i) against the Borrowers, the Guarantor or any other person liable directly or indirectly for the Loan, or (ii) which affects any of the Land, Lots or Units or the Borrowers’ title to any of the Land, Lots or Units or (iii) which affects the validity, enforceability or priority of any of the Loan Documents, and (h) the Land, Lots and Units comply with, and shall continue to comply with, in all material respects, all applicable Federal, state and local laws, statutes, ordinances and regulations, including, without limitation, those relating to environmental matters.  The Borrowers agree to indemnify and hold the Noteholder harmless against any loss, claim, damage, liability or expense (including, without limitation, reasonable attorneys’ fees and charges) incurred by the Noteholder, its directors, officers, employees, agents and contractors as a result of any representation or warranty made by the Borrowers herein which is untrue or inaccurate in any material respect, and any such occurrence shall also, at the

Noteholder’s option, constitute a Default under the Note, the Loan Agreement and the other Loan Documents.

5.             Other Terms and Conditions.  Without limiting any other provision of this Agreement, not later than the date of the Borrowers’ and Guarantor’s execution and delivery to the Noteholder of this Agreement and the other documents which the Noteholder has required in connection herewith and to which they are a party, and prior to any further advance of the proceeds of the Loan, the Borrowers shall deliver to the Noteholder such certificates of fact or good standing, organizational documents and consents or resolutions as the Noteholder may reasonably require for the Borrowers and the Guarantor, opinions of counsel to the Borrowers and the Guarantor and title bringdown endorsements and other appropriate title policy endorsements as the Noteholder may reasonably require.  The Borrowers shall pay directly, or reimburse the Noteholder for, all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and charges, title charges and the like, which are attributable to the transaction set forth in this Agreement.

6.             Confirmation of Existing Terms.  The Loan Documents (other than the Deed of Trust and Guaranty, which are being modified and amended on a simultaneous basis pursuant to other documents dated of even date herewith) are hereby modified and amended to conform to the provisions of this Agreement.  In all other respects the Note, the Loan Agreement and such other Loan Documents shall remain unaffected, unchanged and unimpaired by reason of the provisions of this Agreement.  The Borrowers ratify and reaffirm their joint and several indebtedness, duties and obligations under the Loan Documents (as modified and amended herein).  The execution and delivery of this Agreement shall not constitute a novation of the debt evidenced by the Note and the other Loan Documents.

7.             Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

8.             Borrower’s Liability.  The Borrowers shall be deemed jointly and severally liable for their obligations hereunder and the singular shall include the plural and vice versa.  The Borrowers hereby confirm that references to the Borrowers or any one Borrower herein shall mean and apply to the Borrowers and each of them, jointly and severally.

9.             Counterparts.  This Agreement may be executed in two or more counterparts which, when taken together, shall constitute but one and the same document.

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WITNESS the following executions and seals made pursuant to due authorization.

Borrowers

PARKER & LANCASTER CORPORATION, a Virginia corporation

By:	Joseph A. Santangelo	(SEAL)
Name:	Joseph A. Santangelo
Title:	Chief Financial Officer

PARKER LANCASTER & ORLEANS, INC., a Delaware corporation

By:	Joseph A. Santangelo	(SEAL)
Name:	Joseph A. Santangelo
Title:	Chief Financial Officer

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Noteholder

BANK OF AMERICA, N.A., a national banking association

By:	Charles C. Payne, Jr.	(SEAL)
	Name:	Charles C. Payne, Jr.
	Title:	Vice President